EnCana completes amalgamation with AEC

Calgary, Alberta (January 2, 2003) - EnCana Corporation (TSX, NYSE: ECA) announced today that it has completed its vertical short-form amalgamation with its wholly owned subsidiary Alberta Energy Company Ltd. (AEC) effective January 1, 2003. EnCana is now the successor issuer in respect of AEC’s previously issued debt securities and will be responsible for all of AEC’s contractual obligations.

Further information on EnCana and AEC is available on the company’s Web site, www.encana.com:

FOR FURTHER INFORMATION:
Investor contact: EnCana Corporate Development Greg Kist Manager, Investor Relations (403) 645-4737	Media contact: Alan Boras Manager, Media Relations (403) 645-4747